Exhibit 23.1

CONSENT OF FRANK, RIMERMAN & CO., LLP, INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the inclusion of our report dated December 13, 2000 with respect to the financial statements of 3rd Rail Engineering, Inc. in this Current Report on Form 8-K/A dated December 19, 2000.

FRANK, RIMERMAN & CO., LLP

/s/ FRANK, RIMERMAN & CO., LLP

San Jose, California

December 19, 2000